Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63425 and No. 333-85599) of E. I. du Pont de Nemours and Company of our report dated June 25, 2007 relating to the financial statements of the Pioneer Hi-Bred International, Inc. Savings Plan, which appears in this Form 11-K.
/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 28, 2007